Fromex Equity Corp.
Notes To Financial Statements

Exhibit 10.04

TRANSFER AND ASSIGNMENT OF EQUITY INTEREST

THIS AGREEMENT made as of this 24th day of April 2007 between FRMO Corp. a Delaware corporation (“FRMO”) and FROMEX EQUITY CORP., a Delaware corporation (“Fromex’).

WHEREAS:

A.  Horizon Global Advisers, LLC is a registered United States Investment Adviser organized in Delaware (Horizon Advisers”) in which FRMO owns a 60% Equity Interest (“the 60% Equity Interest”) and the other 40% equity interest is owned by Kevin Quigley, an officer and employee of Horizon Advisers; and

B. On December 6, 2005, FRMO had assigned to Fromex a 66 2/3% revenue interest (the “Revenue Interest”) in the fees FRMO would receive by reason of said 60% Equity Interest; and

C. FRMO hereby transfers and assigns to Fromex the 60% Equity Interest it owns in Horizon Advisers, as a contribution to the capital of Fromex, which is a wholly-owned subsidiary of FRMO, and

D. This transfer and assignment of the 60% Equity Interest subsumes Fromex’s 40% Revenue Interest in FRMO’s receipt of net fees as the prior equity owner of Horizon Advisers.

NOW, THEREFORE FRMO does hereby transfer and assigns to Fromex, its successor and assigns, as a contribution to the capital of Fromex, the 60% Equity Interest heretofore owned by FRMO in Horizon Global Advisers, LLC, a Delaware limited liability company (“Horizon Advisers”) and it is hereby agreed between the parties as follows:

1. Transfer: This transfer and assignment of the 60% Equity Interest in Horizon Advisers is effective on the date hereof and FRMO has no further interest in Horizon Advisers.

2. Revenue Interest Terminated: The 40% Revenue Interest which FRMO assigned to Fromex on December 6, 2005 is hereby subsumed in the transfer and assignment of the 60% Equity Interest.

3. Arbitration and Choice of Laws: The laws of the State of New York shall govern this Agreement, without regard to the conflict of laws principles thereof. The parties irrevocably agree that all disagreements or controversies in any way, manner or respect, arising out of or related to this Agreement shall be resolved by binding arbitration in New York City in accordance with the Rules of the American Arbitration Association. Each party hereby consents and submits to the jurisdiction of the American Arbitration Association and hereby waives any rights the party may have to transfer or change the venue of any such dispute. The prevailing party in any arbitration in connection with this Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation reasonable fees of attorney and paralegals, incurred by such party in connection with any such arbitration or court proceeding to enforce the award made in the arbitration proceeding. Each party consents to the jurisdiction of the Supreme Court of the State of New York, County of New York to enforce any such arbitration result.

Fromex Equity Corp.
Notes To Financial Statements

4. Further Assurances: The parties shall execute and deliver such further instruments and do such further acts and things as may be required in good faith to carry out the intent and purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Transfer and Assignment the day and year first above written.

FRMO CORP.

By:	/s/ Murray Stahl
Murray Stahl, Chairman and CEO

FROMEX EQUITY CORP.

By:	/s/ Steven Bregman
Steven Bregman, President